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                                                                   EXHIBIT 12.1

                          HANOVER COMPRESSOR COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Amounts in thousands)

                                                                   Year Ended December 31,
                                                          -----------------------------------------
                                                            1999     1998    1997    1996    1995
                                                          -------  -------  ------- ------- -------
Earnings:................................................
Pretax income from continuing operations................. $60,463  $49,636  $28,685 $16,953 $ 8,099

Add:
Interest on indebtedness and amortization of debt expense
  and discount (1).......................................   9,115   11,716   10,728   6,594   4,560
Interest component of rent expense.......................  22,486    6,310      113     132     100
Equity in losses of joint ventures.......................  (1,188)  (1,369)      --      --      --
                                                          -------  -------  ------- ------- -------
   Earnings as adjusted..................................  90,876   66,293   39,526  23,679  12,759
                                                          -------  -------  ------- ------- -------

Fixed charges:
Interest on indebtedness and amortization of debt expense
  and discount (1).......................................  10,597   11,716   10,728   6,594   4,560
Interest component of rent expense.......................  22,486    6,310      113     132     100
                                                          -------  -------  ------- ------- -------
   Fixed charges.........................................  33,083   18,026   10,841   6,726   4,660
                                                          -------  -------  ------- ------- -------
Ratio of earnings to fixed charges.......................    2.75     3.68     3.65    3.52    2.74
                                                          =======  =======  ======= ======= =======

(1) Includes distributions on mandatorily redeemable convertible preferred securities.